Exhibit 10.13

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the Securities

Act of 1933, as amended

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of January 31, 2007 (the “Effective Date”) by and between RX3 PHARMACEUTICALS, INC., a California corporation, having an address of 6310 Nancy Ridge Drive, Suite 105, San Diego, California 92121, USA (“Rx3”), and DONG-A PHARMACEUTICAL CO., LTD., a company organized under the laws of Korea, having an address of 252, Yongdu-dong, Dongdaemun-ku, Seoul 130-708, Korea (“Dong-A”).

RECITALS

WHEREAS, Dong-A possesses expertise and proprietary rights related to its DA-7218 series of compounds, including but not limited to the compound known as DA-7157;

WHEREAS, Rx3 is engaged in the research and development of pharmaceutical products; and

WHEREAS, Rx3 desires to obtain from Dong-A, and Dong-A desires to grant to Rx3, an exclusive license to develop and commercialize Products in the Field in the Territory, each as defined below, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.2 “[…***…] Program” shall mean Rx3’s […***…] program, as such program exists on the Effective Date, directed to […***…] of compounds that […***…].

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1.3 “Confidential Information” shall have the meaning provided in Section 8.1.

1.4 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability, whether by ownership, license or otherwise, to grant access, a license or a sublicense to such Information, Patent or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.5 “Dong-A Know-How” shall mean, to the extent necessary or useful for the manufacture, use or sale of any Product, Information not included in the Dong-A Patents that Dong-A Controls on the Effective Date or during the Term.

1.6 “Dong-A Patents” shall mean, to the extent necessary or useful for the manufacture, use or sale of any Product, all Patents that Dong-A Controls as of the Effective Date or during the Term, including, without limitation, the Patents listed in Exhibit A hereto.

1.7 “Dong-A Technology” shall mean the Dong-A Patents and Dong-A Know-How.

1.8 “FDA” shall mean the U.S. Federal Food and Drug Administration and any successor agency thereof.

1.9 “Field” shall mean the treatment and/or prevention of any disease or disorder.

1.10 “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or sublicensee shall not constitute a First Commercial Sale unless the Affiliate or sublicensee is the end user of the Product.

1.11 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America, including any supra-national agency such as in the European Union, necessary to commence human clinical trials in such jurisdiction.

1.12 “Information” shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions, whether patentable or not, methods, knowledge, know-how, test data and results, including pharmacological, toxicological and clinical test data and results, analytical and quality control data, results, descriptions and compositions of matter.

1.13 “Licensed Compound” shall mean any composition of matter, the manufacture, use or sale of which is claimed or covered by the patent(s) and/or patent application(s) listed in Exhibit A hereto.

1.14 “NDA” shall mean a New Drug Application, as more fully defined in 21 C.F.R. 314.5 et seq., and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America, including any supra-national agency such as in the European Union, including all

2.

documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.15 “Net Sales” shall mean the gross amounts received by Rx3, its Affiliates and its direct and indirect sublicensees through all tiers of sublicense for sales of Products to Third Parties that are not Affiliates or sublicensees of the selling party (provided that if such Affiliates or sublicensees of the selling party are the end users of such Products, the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction and such amount shall be added to the Net Sales); less the following items, as allocable to such Product: (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs, other than income taxes; and (v) government mandated rebates.

In the event Rx3 proposes to develop a Product that would, if approved, be sold in a finished dosage form containing a Licensed Compound in combination with one or more other active ingredients that are not Licensed Compounds (a “Combination Product”), […***…]

1.16 “Patents” shall mean (a) patents, re-examinations, reissues, renewals, extensions, term restorations, and supplementary protection certificates, and (b) pending applications for patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof.

1.17 “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) or its successor regulation.

1.18 “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) or its successor regulation.

1.19 “Phase 2a Trial” shall mean a Phase 2 Trial constituting a preliminary efficacy study of a candidate drug in the target patient population.

1.20 “Phase 2b Trial” shall mean a Phase 2 Trial constituting a dose exploration, dose response, duration of effect and kinetic/dynamic relationship study of a candidate drug in the target patient population.

1.21 “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) or its successor regulation.

1.22 “Product” shall mean a pharmaceutical product that contains any Licensed Compound and […***…] all formulations and line extensions thereof.

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1.23 “Registration Trial” shall mean a Phase 2b Trial or Phase 3 Trial of a Product that is intended to form the basis for approval of an NDA in the United States of America or the European Union if such trial is successful in meeting its objectives.

1.24 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.25 “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale in such country and ending upon the later of (a) 12 years after the date of First Commercial Sale in such country, and (b) the expiration of the last to expire of the Dong-A Patents containing a Valid Claim claiming the manufacture, use or sale of such Product in such country.

1.26 “Rx3 Data” shall have the meaning provided in Section 3.3.

1.27 “Rx3 Invention” shall mean any invention Controlled by Rx3 that is necessary or useful for the manufacture, use or sale of any Product and is made in the course of Rx3’s or its Affiliate’s activities undertaken pursuant to Section 3.1.

1.28 “Rx3 Patents” shall mean all Patents that Rx3 Controls during the Term that claim any Rx3 Invention.

1.29 “Successful Completion” of a clinical trial of a Product shall mean […***…] for such trial.

1.30 “Term” shall have the meaning provided in Section 9.1.

1.31 “Territory” shall mean the entire world, excluding South Korea and North Korea.

1.32 “Third Party” shall mean any entity other than Dong-A or Rx3 or an Affiliate of Dong-A or Rx3.

1.33 “Valid Claim” shall mean a claim contained in (a) an issued and unexpired patent that is included in the Dong-A Patents, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a patent application that is included in the Dong-A Patents that […***…].

2. LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Dong-A hereby grants to Rx3 an exclusive, royalty-bearing license, including the right to sublicense

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through multiple tiers of sublicense, under the Dong-A Technology, to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field solely in the Territory. The foregoing license shall be exclusive even as to Dong-A, such that Dong-A retains no right under the Dong-A Technology to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field in the Territory during the Term.

2.2 Technology Transfer. Within 20 days after the Effective Date, Dong-A shall provide to Rx3 copies in English of all Dong-A Know-How that exists in tangible or electronic form in the possession or control of Dong-A, including, without limitation, procedures, formulations, manufacturing reports, pre-clinical and clinical protocols and data, regulatory filings and toxicology reports with respect to any Product, including any final versions of any study reports and any drafts then-outstanding of any study reports. Thereafter, Dong-A shall provide Rx3 with periodic updates of such information in English, including, without limitation, information generated by Dong-A or its Affiliates or Third Party licensees in connection with the development, manufacture or commercialization of Products outside the Territory, as soon as reasonably practicable after such information becomes available or compiled. In addition, at Rx3’s written request made within 20 days after the Effective Date, Dong-A agrees to provide to Rx3 DA-7218 drug substance in quantities not to exceed those set forth in Exhibit C hereto […***…].

3. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1 Responsibility for Development and Commercialization.

(a) Within […***…], Dong-A shall […***…] to conduct and have completed, at Dong-A’s sole expense, the following studies (each, a “Dong-A Study”):

(i)	[…***…];

(ii)	[…***…];

(iii)	[…***…]; and

(iv)	[…***…].

Prior to initiation of each Dong-A Study, Dong-A shall provide a draft protocol for such Dong-A Study to Rx3 for review, comment and approval to ensure compliance with FDA requirements. Rx3 shall not unreasonably withhold its approval of any such draft protocol. Dong-A shall perform each Dong-A Study in accordance with the Rx3-approved protocol. Promptly following completion of each Dong-A Study, Dong-A shall disclose to Rx3 in writing in English all results of such Dong-A Study, and Rx3 shall have the right to use such results for the purpose of developing and commercializing Products in the Territory.

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(b) Rx3 shall conduct and complete a […***…] study of DA-7218 […***…]. Promptly following completion of such study, Rx3 shall disclose to Dong-A in writing in English all results of such study, and Dong-A shall have the right to use such results for the purpose of developing and commercializing Products outside the Territory.

(c) Subject to the terms and conditions of this Agreement, and except as set forth in Section 3.1(a), Rx3 shall control, and be solely responsible for the costs associated with, the development and commercialization of Products in the Field in the Territory. Rx3 shall have final decision-making authority for all issues relating to development or commercialization of Products in the Field in the Territory, including, but not limited to, all reimbursement and pricing matters. Rx3 shall keep Dong-A appropriately informed of the status of its Product development and commercialization efforts.

3.2 Diligence.

(a) Rx3 shall use commercially reasonable efforts[…***…], to develop and commercialize, itself or through one or more Affiliates or sublicensees, […***…], at least […***…] Rx3 shall use commercially reasonable efforts to […***…] as promptly as reasonably practicable after the Effective Date. Failures to satisfy the requirement set forth in the preceding sentence shall entitle Dong-A to terminate this Agreement in accordance with Section 9.2 hereof, except to the extent and for so long as such delay results from any hold by order of any governmental or administrative agency.

(b) Without limiting the generality of Section 3.2(a), within […***…], Rx3, either itself or through an Affiliate or sublicensee, shall […***…]. Failure to satisfy the requirement set forth in the preceding sentence shall entitle Dong-A to terminate this Agreement in accordance with Section 9.2 hereof, except to the extent and for so long as such delay results from a marketing hold by order of any governmental or administrative agency which Rx3 […***…].

(c) If Dong-A in good faith believes that Rx3 is not meeting its diligence obligations under Sections 3.2(a) and 3.2(b) above, Dong-A may provide Rx3 with written notice thereof, in which event Rx3 will […***…]. If Dong-A provides Rx3 with such notice and […***…], then effective upon the expiration of such 90-day period, Dong-A may terminate this Agreement upon written notice to Rx3, with the consequences of such termination as set forth in Sections 9.3(b) and 9.3(c).

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3.3 Disclosure Regarding Rx3 Efforts; License Grant to Dong-A. Rx3 will keep Dong-A appropriately informed about Rx3’s development and commercialization efforts with respect to Products in the Field in the Territory, including, without limitation, filing of any IND or NDA, initiation of Phase 1 Trials, Phase 2 Trials and Phase 3 Trials, and receipt of Regulatory Approval for any Product in the Field in the Territory. Rx3 shall promptly disclose to Dong-A all clinical, toxicology, pharmacology, chemistry, manufacturing and controls data generated by or on behalf of Rx3 with respect to any Product (collectively, “Rx3 Data”), and Dong-A shall have the right to use the Rx3 Data solely for the purpose of developing and commercializing Products in the Field outside of the Territory. […***…]. The foregoing license shall be exclusive even as to Rx3, such that Rx3 retains no right under the Rx3 Patents to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field outside of the Territory.

3.4 Supply. Subject to the terms and conditions of this Agreement, and except as set forth in Section 2.2, Rx3 shall control, and be solely responsible for the costs associated with, the supply of Licensed Compound and Product in bulk and finished form for use in the development and commercialization activities of Rx3 and its Affiliates and sublicensees.

3.5 Regulatory Matters. Rx3 and Dong-A shall cooperate in good faith, and each party shall use commercially reasonable efforts to obtain the cooperation of its respective licensees and sublicensees, to establish procedures for the timely and complete exchange of information regarding Licensed Compounds that may impact the Licensed Compound development efforts of the other party or its licensees or sublicensees or that the other party or its licensee or sublicensee may be required to report to regulatory authorities.

3.6 Adverse Experience Reporting. At least 180 days prior to the anticipated First Commercial Sale of any Product by either party or its Affiliates, licensees or sublicensees, the parties’ respective pharmacovigilance departments will meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with Products. Such approach will be documented in a separate and appropriate written pharmacovigilance agreement between the parties.

4. FEES AND PAYMENTS

4.1 Upfront Fee. Within 20 days after the Effective Date, Rx3 shall pay to Dong-A a non-refundable, non-creditable upfront fee of $500,000 in cash.

4.2 Milestone Payments. Within 30 days following the first occurrence of each of the events set forth below with respect to a Product, Rx3 shall pay to Dong-A the milestone payment set forth below (the “Milestone Payment”), whether such milestone is achieved by Rx3, its Affiliate or, except as set forth in Section 4.4, its sublicensee:

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(a) $700,000 upon the first filing of an IND for a Product in the United States of America or the European Union, whichever occurs first;

(b) $500,000 upon the first Successful Completion of a Phase 1 Trial of a Product;

(c) […***…] upon the […***…];

(d) EITHER:

(i)	if the […***…]; OR

(ii)	if the […***…];

(e) […***…] upon the […***…];

(f) […***…] upon the […***…];

(g) […***…] upon the […***…];

(h) […***…] upon the […***…];

(i) […***…] upon the […***…]; and

(j) […***…] upon the […***…].

Each of the Milestone Payments described in this Section 4.2 shall be payable […***…].

4.3 Royalties. Rx3 shall pay to Dong-A royalties on annual Net Sales of Products in the Territory by Rx3, its Affiliates and its direct and indirect sublicensees through all tiers of sublicense at the applicable rates set forth below:

(a) […***…] of that portion of total annual Net Sales of Products in the Territory that is […***…];

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(b) […***…] of that portion of total annual Net Sales of Products in the Territory that is […***…] and […***…]; and

(c) […***…] of that portion of total annual Net Sales of Products in the Territory that is […***…].

Royalties under this Section 4.3 shall be payable on a Product-by-Product and country-by-country basis for a period equal to the Royalty Term for such Product in such country.

4.4 Sublicense Fees. If, prior to the first filing […***…], Rx3 sublicenses to a Third Party […***…], Rx3 shall pay to Dong-A the applicable amount set forth below, as and when the corresponding milestone events are achieved by the Third Party sublicenses:

(a) if Rx3 grants such […***…] Sublicense […***…] for a Product, […***…], paid or payable to Rx3 and its Affiliates in consideration of the grant of such […***…]Sublicense, which amount shall be payable to Dong-A with respect to any particular item of Sublicensing Revenue within 30 days after Rx3’s or its Affiliate’s receipt thereof; or

(b) if Rx3 grants such […***…] Sublicense […***…] for a Product but […***…] paid or payable to Rx3 and its Affiliates in consideration of the grant of such […***…] Sublicense, which amount shall be payable to Dong-A with respect to any particular item of Sublicensing Revenue within 30 days after Rx3’s or its Affiliate’s receipt thereof.

For purposes of this Section 4.4, a […***…] Sublicense shall be deemed to have been granted on the day that a definitive agreement regarding such […***…] Sublicense is entered into between Rx3 and the applicable Third Party sublicensee, […***…]. For purposes of this Section 4.4, “Sublicensing Revenues” shall mean […***…]; provided, however, that “Sublicensing Revenues” shall in any event exclude […***…]

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The amount payable to Dong-A in Section 4.4 shall be paid on […***…]. After all payments are made in full as provided in Section 4.4, Dong-A would have been paid […***…]. Examples of payment schedules under a […***…] Sublicense are given in Exhibit D.

For the avoidance of doubt, this Section 4.4 shall not be applicable in the case where Rx3 grants a sublicense to a Third Party of […***…]. This Section 4.4 shall terminate and be of no further force or effect upon […***…].

5. PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports. Royalties under Section 4.3 shall be calculated and reported for each calendar quarter and shall be paid within 60 days of the end of the calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products by Rx3, its Affiliates and its direct and indirect sublicensees through all tiers of sublicense, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, the royalty payable and the exchange rates used. Rx3 shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Dong-A to confirm the accuracy of all royalty payments due hereunder.

5.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be made at the exchange rate used by Rx3 throughout its accounting system for conversion of such currency during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Dong-A, unless otherwise specified in writing by Dong-A.

5.3 Income Tax Withholding. Dong-A will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Rx3, Rx3 will (a) deduct such taxes from the payment made to Dong-A, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Dong-A and certify its receipt by the taxing authority within 30 days following such payment.

5.4 Audits. During the Term and for a period of three (3) years thereafter, Rx3 shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products and the receipt of Sublicensing Revenues, if applicable, in sufficient detail to permit Dong-A to confirm the accuracy of all payments due hereunder. Dong-A shall have the right to cause an independent, certified public accountant reasonably acceptable to Rx3 to audit such records to confirm Net Sales, royalties and Sublicensing Revenues for a period covering not more than the preceding three years. Such

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audits may be exercised no more than once per year during normal business hours upon reasonable prior written notice to Rx3. Such records for a given year shall be subject to audit hereunder only one time. Prompt adjustments shall be made by the parties to reflect the results of such audit. Dong-A shall bear the full cost of such audit unless such audit discloses an underpayment by Rx3 of […***…] of the amount of payments due under this Agreement, in which case, Rx3 shall bear the full cost of such audit and shall promptly remit to Dong-A the amount of any underpayment. Within 90 days after the end of each fiscal year following the First Commercial Sale of a Product, Rx3 shall deliver to Dong-A, a copy of audited annual financial statements of Rx3, its Affiliates and its wholly-owned direct and indirect sublicensees for such fiscal year.

6. PATENT MATTERS

6.1 Patent Prosecution and Maintenance. Dong-A shall be solely responsible for the preparation, filing, prosecution and maintenance of the Dong-A Patents outside of the Territory, at Dong-A’s expense. Rx3 shall be responsible for the preparation, filing, prosecution and maintenance of the Dong-A Patents in the Territory, at Rx3’s expense. Rx3 shall keep Dong-A informed of progress with regard to the preparation, filing, prosecution and maintenance of Dong-A Patents in the Territory and shall consider in good faith the requests and suggestions of Dong-A with respect to strategies for filing and prosecuting Dong-A Patents in the Territory. In the event that Rx3 desires to abandon any Dong-A Patent in the Territory, Rx3 shall provide reasonable prior written notice to Dong-A of such intention to abandon, which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Dong-A Patent with the U.S. Patent & Trademark Office or any foreign patent office, and Dong-A shall have the right, at its expense, to prepare, file, prosecute, and maintain such Dong-A Patent in the Territory.

6.2 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of the Dong-A Patents pursuant to Section 6.1 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to Dong-A Patents.

6.3 Infringement by Third Parties. Dong-A and Rx3 shall promptly notify the other in writing of any alleged or threatened infringement of any Dong-A Patent of which they become aware. Dong-A shall have the sole right to bring and control any action or proceeding with respect to infringement of any Dong-A Patent outside the Territory at its own expense and by counsel of its own choice. Rx3 shall have the first right to bring and control any action or proceeding with respect to infringement of any Dong-A Patent within the Territory at its own expense and by counsel of its own choice, and Dong-A shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Rx3 fails to bring any such action or proceeding within (a) […***…] following the notice of alleged infringement or (b) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Dong-A shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Rx3 shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action in accordance with this Section 6.3, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named

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as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 6.3 relating to any Dong-A Patent in the Territory without the prior written consent of the other party. Except as otherwise agreed by the parties in connection with a cost-sharing arrangement, any recovery realized as a result of litigation regarding alleged infringement of any Dong-A Patent in the Territory, whether by way of settlement or otherwise, after reimbursement of any litigation expenses of Dong-A and Rx3, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by Rx3 as a result of such litigation, after reimbursement of the parties’ litigation expenses, […***…].

6.4 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that manufacture, use or sale of any Product infringes or may infringe the intellectual property rights of such Third Party. Dong-A shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Dong-A’s activities at its own expense and by counsel of its own choice, and Rx3 shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Rx3 shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Rx3’s activities at its own expense and by counsel of its own choice, and Dong-A shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 6.4 in a manner that diminishes the rights or interests of the other party without the written consent of such other party, which shall not be unreasonably withheld.

7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Dong-A Representations and Warranties. Dong-A hereby represents and warrants to Rx3 as of the Effective Date that:

(a) Dong-A has the right to grant to Rx3 the rights and licenses set forth in this Agreement in and to the Dong-A Technology;

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(b) Dong-A has delivered to Rx3 complete and accurate copies of all existing Dong-A Patents and all file histories with respect thereto;

(c) to the knowledge of Dong-A, (i) […***…], and (ii) […***…];

(d) to the knowledge of Dong-A, none of the Dong-A Patents is involved in any interference proceeding, and Dong-A has not received any written request, demand or notice from any Third Party or governmental authority threatening or disclosing such a proceeding with respect to any of the Dong-A Patents;

(e) as of the Effective Date, Dong-A has not received any written statement or assertion that any claim in any of the Dong-A Patents is, or may be or become rendered, invalid or unenforceable;

(f) as of the Effective Date, all registration, maintenance and renewal fees in connection with each Dong-A Patent have been paid;

(g) Dong-A has made available to Rx3 complete and correct copies of all regulatory filings made by Dong-A or its licensees with the FDA and other regulatory authorities prior to the Effective Date in respect of any Product in the Field; and

(h) as of the Effective Date Dong-A has made available to Rx3 all material records, data and information, including all toxicology data, clinical studies, manufacturing process data and other information, in the possession of Dong-A regarding the Dong-A Technology or any Product that either (i) would be material to a reasonable licensee’s decision to enter into an agreement such as this Agreement or (ii) would be reportable to a governmental authority under any applicable law.

7.3 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

7.4 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 4 OR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.4 shall not be construed to limit either party’s indemnification obligations under Article 10.

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8. CONFIDENTIALITY

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five (5) years thereafter, such party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement or any Information owned by or exclusively licensed to the other party under this Agreement (collectively, “Confidential Information”). Such party (the “receiving party”) may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The receiving party will promptly notify the other party upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information of the other party; provided, however, that the exceptions set forth in the preceding clauses (b) and (d) shall not apply to Confidential Information of a party that is exclusively licensed to the other party under this Agreement.

8.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) regulatory filings for Products such party has a license or right to develop hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations, including, without limitation, filings required by the U.S. Securities and Exchange Commission;

(e) in the case of Rx3, conducting development and/or commercialization activities in accordance with license granted under Section 2.1; and

(f) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

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Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 8.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable care. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the U.S. Securities and Exchange Commission or as otherwise required by law.

8.4 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of any research, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the research performed in accordance with this Agreement and/or includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within 30 days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications.

8.5 Publicity. The parties agree to issue a joint press release in the form attached hereto as Exhibit B on, or as promptly as practicable following, the Effective Date. It is understood that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

9. TERM AND TERMINATION

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the last Royalty Term for any Product with

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respect to which Rx3 has a license under Section 2.1, unless earlier terminated pursuant to Section 9.2. Upon expiration of the Royalty Term for a Product in a country, Rx3’s license under Section 2.1 with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.

9.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon 90 days’ prior written notice to the other upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 90-day period following written notice of termination by the non-breaching party. Without limiting the generality of the foregoing, Dong-A shall have the right to terminate this Agreement pursuant to this Section 9.2 under the circumstances specified in Section 3.2(a) and 3.2(b). Without limiting the generality of the foregoing, Rx3 shall have the right to terminate this Agreement by sending 90-day written notice of termination in case where Rx3 decides to discontinue the development or commercialization of Products at any reason, in which case the effect of termination provided in Section 9.3(b) shall be applicable.

9.3 Effect of Termination; Surviving Obligations.

(a) Upon termination of this Agreement by Rx3 pursuant to Section 9.2:

(i) all licenses and rights granted by Rx3 to Dong-A under Section 3.3 shall automatically terminate and revert to Rx3; and

(ii) the license and rights granted by Dong-A to Rx3 under Section 2.1 shall remain in effect in accordance with its terms, subject to compliance by Rx3 with all applicable provisions of this Agreement, including, without limitation, the payment obligations set forth in Articles 4 and 5.

(b) Upon termination of this Agreement by Dong-A pursuant to Section 3.2(c) or Section 9.2:

(i) all licenses and rights granted by Dong-A to Rx3 under Section 2.1 shall automatically terminate and revert to Dong-A;

(ii) all licenses and rights granted by Rx3 to Dong-A under Section 3.3 shall […***…];

(iii) any sublicenses granted under Section 2.1 by Rx3 shall […***…]; and

(iv) Rx3 shall, […***…].

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth above or elsewhere in this Agreement, the obligations and rights of the parties under Sections 5.4,7.3, 7.4,

16.	***Confidential Treatment Requested

9.3, 9.4, 9.5 and 9.6 and Articles 5, 8, 10, 12 and 13 of this Agreement shall survive expiration or termination of this Agreement.

(d) Within 30 days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 9.3(a) or (b), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

9.4 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

9.5 Damages; Relief. Subject to Section 9.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

9.6 Rights in Bankruptcy. All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

10. INDEMNIFICATION

10.1 Indemnification by Rx3. Rx3 hereby agrees to save, defend and hold Dong-A and its Affiliates and their respective directors, officers, employees and agents (each, a “Dong-A Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Dong-A Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Rx3 of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Rx3, its Affiliates or sublicensees, other than Dong-A, its Affiliates, licensees and sublicensees, or (iii) the breach by Rx3 of any warranty, representation, covenant or agreement made by Rx3 in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Dong-A Indemnitee or the breach by Dong-A of any warranty, representation, covenant or agreement made by Dong-A in this Agreement.

10.2 Indemnification by Dong-A. Dong-A hereby agrees to save, defend and hold Rx3 and its Affiliates and their respective directors, officers, employees and agents (each, a “Rx3 Indemnitee”) harmless from and against any and all Losses to which any Rx3 Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Dong-A of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Dong-A, its Affiliates, licensees or sublicensees, other than Rx3, its Affiliates and sublicensees, or (iii) the breach by Dong-A of any warranty, representation, covenant or agreement made by Dong-A in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Rx3 Indemnitee or the

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breach by Rx3 of any warranty, representation, covenant or agreement made by Rx3 in this Agreement.

10.3 Control of Defense. Any entity entitled to indemnification under this Article 10 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent, but such consent will not be unreasonably withheld or delayed, and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

10.4 Insurance. Rx3, at its own expense, shall maintain product liability insurance, or self-insure, in an amount consistent with industry standards during the Term of the Agreement. Rx3 shall provide a certificate of insurance or evidence of self-insurance evidencing such coverage to Dong-A upon request.

11. […***…]

12. DISPUTE RESOLUTION

12.1 Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officer of Rx3 and a designated official of Dong-A with authority to resolve such dispute, for resolution. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute within 30 days or such dispute being referred to such individuals, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 12.2.

12.2 Arbitration.

(a) Claims. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 12.1 within the required

18.	***Confidential Treatment Requested

30-day time period, including without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”) pursuant to the U.S.-Korean Commercial Arbitration Agreement, of December 1, 1974 by which each party hereto is bound. One Arbitrator shall be chosen by Rx3 and one Arbitrator shall be chosen by Dong-A within 15 days from the notice of initiation of arbitration. The third Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Rx3 and the Arbitrator chosen by Dong-A within 15 days of the date that the last of such Arbitrators were appointed. The arbitration shall be held in Honolulu, Hawaii, USA, in accordance with the then existing arbitration rules or procedures regarding commercial or business disputes of the London Court of International Arbitration (the “Administrator”), and shall be conducted in the English language.

(b) Arbitrators’ Award. The Arbitrators shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c) Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the Arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements, including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc., and/or the fees and costs of the Administrator and the Arbitrators.

(d) Compliance with this Agreement. Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(e) Court Actions. Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights.

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13. GENERAL PROVISIONS

13.1 No Implied Licenses. No right or license under any Patents or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Each party hereby expressly reserves the right to practice, and to grant licenses under, the Patents and Information Controlled by such party for any and all purposes other than the specific purposes for which the other party has been granted an exclusive license under this Agreement.

13.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware USA, excluding its conflicts of laws principles.

13.3 Entire Agreement; Modification. This Agreement, including the Exhibits hereto, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.4 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction, whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law, intellectual property rights of the acquiring party to such transaction, if other than one of the parties to this Agreement, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or (b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party

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hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

13.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail, postage prepaid, requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, seven (7) days after the date of postmark; or (c) if delivered by international express courier, the next business day the courier regularly makes deliveries.

If to Dong-A, notices must be addressed to:

Dong-A Pharmaceutical Co., Ltd.

252, Yongdu-dong

Dongdaemun-ku

Seoul 130-708

Korea

Attention: Chan-IL Park

Telephone: + 82 (2) 924 5629

Facsimile: + 82 (2) 925 4026

With a required copy to:

Dong-A Pharmaceutical Co., Ltd.

252, Yongdu-dong

Dongdaemun-ku

Seoul 130-708

Korea

Attention: Chan-Won Oh

Telephone: + 82 (2) 920 8220

Facsimile: + 82 (2) 925 4026

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If to Rx3, notices must be addressed to:

Rx3 Pharmaceuticals, Inc.

6310 Nancy Ridge Drive

Suite 105

San Diego, CA 92121

Attention: Jeff Stein

Telephone: +1 (858) 452-0370

Facsimile: +1 (858) 452-0412

With a required copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Jane K. Adams

Telephone: +1 (858) 550-6000

Facsimile: +1 (858) 550-6420

13.10 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

13.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral

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or other communications between the parties regarding this Agreement shall be in the English language.

13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

DONG-A PHARMACEUTICAL CO., LTD.		RX3 PHARMACEUTICALS, INC.

By:	/s/ Won Bae Kim	By:	/s/ Jeffrey Stein

Name:	Won Bae Kim	Name:	Jeffrey Stein

Title:	President & CEO	Title:	President & CEO

Date:	January 31, 2007	Date:	February 1, 2007

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Exhibit A

Dong-A Patents

[…***…]

25.	***Confidential Treatment Requested

Exhibit B

Form of Joint Press Release

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Exhibit C

DA-7218 Drug Substance Transferred to Rx3

Upon Rx3’s written request, the following amounts of DA-7218 Drug Substance, at maximum, can be provided […***…].

[…***…]

27.	***Confidential Treatment Requested

Exhibit D

Examples of Sublicense Payment Schedules

These are examples of payment schedules from Rx3 to Dong-A as provided in Section 4.4 of the Agreement. In each example, Dong-A receives the […***…].

[…***…].

28.	***Confidential Treatment Requested

Amendment 1 to License Agreement

DONG-A PHARMACEUTICAL CO., LTD., having a business address at 252, Yongdu-Dong, Dongdaemun-Ku, Seoul, 130-708, Korea (“Dong-A”), and TRIUS THERAPEUTICS, INC., formerly known as RX3 PHARMACEUTICALS, INC., having a business at 6310 Nancy Ridge Drive, Suite 105, San Diego, California, 92121, USA, are parties to that certain License Agreement dated January 31, 2007 (the “License Agreement”) and hereby agree to amend the License Agreement to add the following as the first clause in the Recitals:

“WHEREAS, on February 22, 2007, Rx3 changed its name to Trius Therapeutics, Inc. and all references to Rx3 in this Agreement shall be references to Trius Therapeutics, Inc.;”

All other terms and conditions of the License Agreement shall remain unaffected and remain in full force and effect.

DONG-A PHARMACEUTICAL CO., LTD.		TRIUS THERAPEUTICS, INC.

By:	/s/ Won Bae Kim	By:	/s/ Jeffrey Stein

Name:	Won Bae Kim	Name:	Jeffrey Stein

Title:	President & CEO	Title:	President & CEO

Date:	February 27th, 2007	Date:	February 27th, 2007

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